Exhibit 23

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Farmers National Banc Corp. filed on May 13, 2013, of our report dated April 24, 2013, with respect to the financial statements and supplemental schedules of the Farmers National Bank 401(k) Retirement Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2012.

/s/ Skoda Minotti

Cleveland, Ohio

May 13, 2013